Exhibit 99.1

TN-K Energy Group Inc. Led the Negotiations of an Oil Lease Sale and Acquires 10% Overriding Royalty Interest in 4 Leases Totaling Approximately 500 Acres and 9.5% ORRI Interest in Existing Production

CROSSVILLE, Tenn., Jan. 31, 2012 (GLOBE NEWSWIRE) -- TN-K Energy Group Inc. (OTC Markets: TNKY) today announced that the company led the negotiations, between the buyers and sellers, of an $875,000 oil and gas lease known as the Bayer, Smith, Endicott and Warren leases. The leases are located in Overton County, Tennessee and total approximately 500 acres. These leases are located in a highly productive and proven area in the Fort Payne, Sunnybrook, Murfreesboro, and Knox formations. These formations range in depth from 500ft to 2000ft.

Ken Page, C.E.O. & President of TN-K Energy Group Inc. expressed his excitement by stating, "In leading the negotiations, TN-K Energy Group Inc. received a finder's fee of $75,000, a 9.5% overriding royalty interest in the existing production of approximately 15-20 barrels per day and 10% overriding royalty interest in the balance of these leases. TN-K Energy Group Inc. also received a drilling participation right of up to 30% net working interest in up to 10 additional new wells per lease. "In this negotiation, TN-K Energy has increased the company's oil revenue at little to no cost and this is another great opportunity for TN-K Energy Group Inc. to continue its exploratory operations at a minimal cost to the company in one of the most highly productive areas for oil in the state of Tennessee," summarized Ken Page.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.
This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company's ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group's Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact:
Ken Page, CEO
931-707-9599 office
931-707-9601 fax